Exhibit 3.2

Execution Version

LIMITED LIABILITY COMPANY AGREEMENT

OF

SENIOR CREDIT INVESTMENTS, LLC

JEFFERIES CREDIT PARTNERS LLC, a Delaware limited liability company (the “Member”), hereby forms a limited liability company effective as of December 8, 2022, pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq. (as amended from time to time, the “Act”), and hereby declares the following to be the Limited Liability Company Agreement of such limited liability company (as amended from time to time, this “Agreement”):

WHEREAS, on December 8, 2022 (the “Formation Date”), a Certificate of Formation (the “Certificate”) of SENIOR CREDIT MANAGEMENT, LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”), was filed with the Delaware Secretary of State; and

WHEREAS, the Member desires to set forth the limited liability company agreement for the Company and to more particularly provide for the respective rights, powers, duties and obligations of the Member and the management, operations and activities of the Company.

NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:

1. Name.

The name of the Company is Senior Credit Management, LLC.

2. Purposes. The purpose of the Company is to engage in any activity for which limited liability companies may be formed in the State of Delaware. The Company shall possess and may exercise all of the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

3. Principal Business Office. The principal business office of the Company shall be located at 520 Madison Avenue, 12th Floor New York, New York 10022, or such other location as may hereafter be determined by the Member.

4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, or such other registered office as determined by the Member.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, or such other registered agent as determined by the Member.

6. Member. The name, the mailing address and the limited liability company interest of the Member are set forth on Schedule A attached hereto.

7. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or manager of the Company.

8. Capital Contributions. The Member may contribute to the Company cash and/or other property from time to time, which shall be recorded in the Company’s books.

9. Additional Capital Contributions and Loans. The Member is not required to make any additional capital contribution or loan to the Company. However, the Member may at any time make additional capital contributions and loans to the Company in its discretion. Following the approval of the other members of the Company if any, a member of the Company shall be entitled to make any contribution or loan to the Company by providing services to the Company.

10. Tax Status; Capital Accounts. For U.S. federal income tax purposes, at all times that the Member is the sole member of the Company (a “No Tax Entity Period”), the Company and the Member desire and intend that the Company be disregarded as an entity separate from the Member pursuant to Treasury Regulation Section 301.7701-3. Accordingly, no election will be made to treat the Company as a corporation for income tax purposes during the No Tax Entity Period. At all times during a No Tax Entity Period, the Company shall not be required to establish or maintain capital accounts. At any other time that the Company desires to be treated as a partnership for U.S. federal income tax purposes, as necessary, a capital account shall be maintained for the Member in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

11. Distributions. All distributions of cash or other assets of the Company shall be made and paid to the Member at such time and in such amounts as the Member may determine.

12. Management. The Member is hereby designated as the Company’s manager, within the meaning of the Act, and in such capacity the Member shall have the full and exclusive right, power and authority to manage the affairs of the Company, to bind the Company, to make all decisions with respect thereto and to do or cause to be done any and all acts or things deemed by the Member to be necessary, appropriate or desirable to carry out or further the business of the Company.

13. Other Business. To the fullest extent permitted by law, any Covered Person (as defined below) may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Covered Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Covered Person shall not be liable to the Company or to the other Covered Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Covered Person pursues or acquires for, or directs such opportunity to another person or entity or does not communicate such opportunity or information to the Company notwithstanding anything to the contrary at law or in equity. Neither the Company, any Member nor any Covered Person bound by this Agreement shall have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company, or to any Member, the Covered Person acting under this Agreement shall not be liable to Company, or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Covered Person.

14. Exculpation and Indemnification. Neither the Member nor any Officer nor any affiliate or liquidating agent of the Company or the foregoing (each a “Covered Person”) shall be liable to the Company or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that the Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, the Covered Persons shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that the Covered Person shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of its gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 14 shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

15. Assignments. Each assignment in whole or in part of a limited liability company interest in the Company shall require the approval of the members of the Company, but where there is only one member of the Company, such approval shall be deemed granted if an assignment is made. In connection with each permitted assignment, each assignee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to such assignment, and, immediately following such admission, the transferor member shall cease to be a member of the Company if the transferor member has assigned all of its limited liability company interest in the Company.

16. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

17. Term; Dissolution.

(a) The term of the Company commenced on the Formation Date, being the date the initial Certificate was filed with the Office of the Secretary of State of the State of Delaware, and the term of the Company shall continue until the dissolution of the Company pursuant to this Section 17. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate pursuant to the Act and this Agreement.

(b) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the decision of the Member, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (iii) an event of dissolution of the Company under the Act; provided, however, that within ninety (90) days following any event terminating the continued membership of the Member, if the personal representative (as defined in the Act) of the Member agrees in writing to continue the Company and to admit itself or some other person as a member of the Company effective as of the date of the occurrence of the event that terminated the continued membership of the Member, then the Company shall not be dissolved and its affairs shall not be wound up.

(c) The bankruptcy (within the meaning of Sections 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs in an orderly manner (including the liquidation of the assets of the Company in an orderly manner), and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Member until such time as the property of the Company has been distributed pursuant to this Section 17(d) and the Certificate has been cancelled pursuant to the Act and this Agreement. The Member shall be responsible for overseeing the winding up and dissolution of the Company. Upon the dissolution of the Company pursuant to this Section 17, the Member shall take full account of the Company’s liabilities and assets and shall cause the assets or the proceeds from the sale thereof, to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, to the Member, after paying or making reasonable provision for all of the Company’s creditors to the extent required by Section 18-804 of the Act.

(e) Upon completion of the winding up and liquidation of the Company in accordance with Section 17(d), the Member shall promptly cause to be executed and filed a Certificate of Cancellation in accordance with the Act and the laws of any other jurisdictions in which the Member deem such filing necessary or advisable.

18. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

19. Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof.

20. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

21. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

22. Sole Benefit of Member. Except as expressly provided in Section 14, the provisions of this Agreement (including Section 9) are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

23. Officers. The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including President, Vice President, Secretary, and Treasurer) to any such individuals. Subject to the provisions of the Act, each Officer shall hold his or her respective office at the pleasure of the Member and shall have such authority as is determined by the Member, and any number of offices may be held by the same person. The Company may also have, at the discretion of the Member, one or more authorized signatories as may be designated from time-to-time by the Member that shall have the authority pursuant to a written consent executed by the Member to execute documents with respect to specific transactions on behalf of the Company. Notwithstanding the foregoing, whether or not the Member has appointed any Officers pursuant to this Section 23, the Member shall at all times have the authority, independent of such Officers, to carry out the day-to-day administration of the business of the Company. Any delegation pursuant to this Section 23 may be revoked at any time by the Member. The initial Officers of the Company shall be as follows:

Name	Office

Thomas G. Brady	CEO & President

Jason Kennedy	Chief Investment Officer

E. Joseph Hess	Chief Operating Officer

Adam Klepack	General Counsel, Secretary, & Chief Compliance Officer

Daniel Rapino	Chief Accounting Officer

Jonathan Ciuffreda	Managing Director

24. Relationship between the Agreement and the Act. Regardless of whether any provision of this Agreement specifically refers to particular Default Rules, (a) if any provision of this Agreement conflicts with a Default Rule, the provision of this Agreement controls and the Default Rule is modified or negated accordingly, and (b) if it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly. For purposes of this Section 24, “Default Rule” shall mean a rule stated in the Act that applies except to the extent it is negated or modified through the provisions of a limited liability company’s certificate of formation or limited liability company agreement.

25. Effectiveness of this Agreement. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the initial Certificate with the Office of the Secretary of State of the State of Delaware on the Formation Date.

26. Counterparts. This Agreement may be executed in any number of counterparts and by e-mail transmission, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(signatures appear on the following pages)

IN WITNESS WHEREOF, the undersigned have duly executed this Limited Liability Company Agreement as of the date first written above.

MEMBER

JEFFERIES CREDIT PARTNERS LLC

By:	/s/ Adam Klepack
Name: Adam Klepack
Title: General Counsel, Secretary, & Chief
Compliance Officer

(end of signatures)

SCHEDULE A

Member

Name	Mailing Address	Limited Liability Company Interest
JEFFERIES CREDIT PARTNERS LLC	520 Madison Avenue, 12th Floor New York, New York 10022	100%